November 2010

Preliminary Terms No. 592 Registration Statement No. 333-156423 Dated November 16, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

PLUS due May 29, 2012
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Indian rupee + Indonesian rupiah + Korean won + Singapore dollar
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of positive performance of the underlying asset.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor in the PLUS will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based on the performance of an equally-weighted basket of four Asian currencies relative to the U.S. dollar, subject to the maximum payment at maturity.  There is no minimum payment at maturity on the PLUS and, accordingly, investors can lose up to 100% of their initial investment.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	November 19, 2010
Original issue date:	November 29, 2010 (5 business days after the pricing date)
Maturity date:	May 29, 2012
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source
	Indian rupee (“INR)	25%	Reuters: RBIB
	Indonesian rupiah (“IDR”)	25%	Reuters: ABSIRFIX01
	Korean won (“KRW”)	25%	Reuters: KFTC18
	Singapore dollar (“SGD”)	25%	Reuters: ABSIRFIX01
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000 and could be $0.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the final valuation date.
Leverage factor:	At least 450%. The actual leverage factor will be determined on the pricing date.
Maximum payment at maturity:	At least $1,225 (122.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None
Currency performance value:
With respect to each basket currency, currency performance times weighting, which can be described by the following formula:
[1 – (final average exchange rate / initial exchange rate)] x weighting
This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final average exchange rate:	With respect to each basket currency, the arithmetic average of the exchange rates on each of the valuation dates.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth above.
Valuation dates:	May 17, 2012, May 18, 2012, May 21, 2012, May 22, 2012 and May 23, 2012, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	61747WAC3 / US61747WAC38
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	1.25%	98.75%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 1.25% for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of $      per note, and the placement agent will forgo any fees with respect to such sales.

(2)	Please see " Supplemental information regarding plan of distribution; conflicts of interest" in these preliminary terms for information about fees and commissions.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

JPMorgan
Morgan Stanley	Placement Agent

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (the “PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of four Asian currencies (the “basket”) relative to the U.S. dollar.

If, at maturity, the basket performance is positive, which means the basket as a whole has strengthened relative to the U.S. dollar, the investment will return the stated principal amount plus 450% of the percentage appreciation of the basket, subject to the maximum payment at maturity of at least $1,225 per PLUS (122.5% of the stated principal amount) (e.g. a 5% appreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $225 per PLUS at maturity).  If the basket performance is zero or negative, which means the basket has remained unchanged or has weakened, the payment at maturity per PLUS will be an amount equal to or less than the $1,000 principal amount by an amount proportionate to the percentage depreciation of the basket.  The PLUS are exposed on a 1:1 basis to any weakening of the basket relative to the U.S. dollar.  The PLUS do not pay interest, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.

Maturity:	18 Months
Leverage factor:	At least 450%, to be determined on the pricing date.
Payment at maturity:
(i)    If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

(ii)   If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:

$1,000 x (1 + basket performance)

Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Basket Performance:
Sum of the currency performance values of each of the basket currencies, as determined on the final valuation date.

Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:

[1 – (final average exchange rate / initial exchange rate)] x weighting

This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Maximum payment at maturity:	At least $1,225 per PLUS (122.5% of the stated principal amount), to be determined on the pricing date.
Minimum payment at maturity:	None
Interest:	None

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is an equally-weighted basket of four Asian currencies.

Basket Information as of November 12, 2010
Basket Currency	Weighting	Quotation Convention	Reuters Page
Indian rupee (“INR”)	25%	# INR / USD	RBIB
Indonesian rupiah (“IDR”)	25%	# IDR / USD	ABSIRFIX01
Korean won (“KRW”)	25%	# KRW / USD	KFTC18
Singapore dollar (“SGD”)	25%	# SGD / USD	ABSIRFIX01

Historical Basket Performance January 1, 2000 to November 12, 2010

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2000 through November 12, 2010 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the leverage factor or the maximum payment at maturity on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of the future performance.

November 2010	Page 3

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the relevant valuation date than it did on the pricing date.

➢ In this example, the Singapore dollar strengthens from the initial exchange rate of 1.30 to the final average exchange rate of 1.10, resulting in the currency performance of 1 – (1.10/1.30) = approximately 15.38%.

Initial Exchange Rate (# SGD / 1 USD)	Final Average Exchange Rate (# SGD / 1 USD)
1.30	1.10

➢ In this example, the Singapore dollar strengthens to the fullest extent possible from the initial exchange rate of 1.30 to the final average exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001/1.30) = approximately 99.99%.

Initial Exchange Rate (# SGD / 1 USD)	Final Average Exchange Rate (# SGD / 1 USD)
1.30	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final average exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the examples below.

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the relevant valuation date than it did on the pricing date.

➢ In this example, the Singapore dollar weakens from the initial exchange rate of 1.30 to the final average exchange rate of 2.00, resulting in the currency performance of 1 – (2.00/1.30) = approximately
–53.85%.

Initial Exchange Rate (# SGD / 1 USD)	Final Average Exchange Rate (# SGD / 1 USD)
1.30	2.00

➢ In this example, the Singapore dollar is seriously devalued and weakens from the initial exchange rate of 1.30 to the final average exchange rate of 10.00, resulting in the currency performance of 1 – (10.00/1.30) = approximately –669.23%.

Initial Exchange Rate (# SGD / 1 USD)	Final Average Exchange Rate (# SGD / 1 USD)
1.30	10.00

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that you lose your entire initial investment in the PLUS.

Actual initial exchange rates and final average exchange rates will vary from those used in the examples above.

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the PLUS to gain exposure to the basket currencies.

This 18-month investment offers at least 450% leveraged upside, subject to a maximum payment at maturity of at least $1,225 per PLUS (122.5% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to enhance returns by at least 450% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket of currencies.

Leveraged Performance	▪	At least 4.5x upside participation (450%) in any appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity of at least $1,225 per PLUS.
	▪	The PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket within a certain range of basket performance.
Access	▪	Exposure to an equally-weighted basket of four Asian currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.
Best Case Scenario	▪
The basket strengthens relative to the U.S. dollar and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,225 per PLUS (122.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	▪
The basket weakens relative to the U.S. dollar and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.  For example, if the basket performance is –30%, you will receive $700 per PLUS at maturity.  Due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 15)

▪	PLUS do not pay interest or guarantee any return of your principal.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The PLUS are subject to currency exchange risk.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the PLUS will be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.

▪	The final average exchange rate is determined based on the value of the relevant basket currency on multiple valuation dates.

▪	Investing in the PLUS is not equivalent to investing directly in the basket currencies.

▪	Consisting partially of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.

▪	Even though currencies trade around-the-clock, the PLUS will not.

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation dates.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 19, 2010	November 29, 2010 (5 business days after the pricing date)	May 29, 2012

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting
	Indian rupee (“INR)	25%
	Indonesian rupiah (“IDR”)	25%
	Korean won (“KRW”)	25%
	Singapore dollar (“SGD”)	25%
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000 and could be $0.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the final valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive an amount at maturity that is less than the $1,000 stated principal amount of the PLUS.  There is no minimum payment at maturity.

Please see “Hypothetical Payouts on the PLUS at Maturity” beginning on page 12 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	At least 450%. The actual leverage factor will be determined on the pricing date.
Maximum payment at maturity:	At least $1,225 (122.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None
Currency performance value:
With respect to each basket currency, currency performance x weighting, which can be described by the following formula:
[1 – (final average exchange rate / initial exchange rate)] x weighting
This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final average exchange rate:	With respect to each basket currency, the arithmetic average of the exchange rates on each of the valuation dates.
Risk factors:	Please see “Risk Factors” beginning on page 15.

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.  See “General Terms of the PLUS—exchange rate” in the accompanying prospectus supplement for Currency-Linked PLUS.

Reference source:	INR:	Reuters “RBIB”	IDR:	Reuters “ABSIRFIX01”	KRW:	Reuters “KFTC18”
	SGD:	Reuters “ABSIRFIX01”
Valuation dates:	May 17, 2012, May 18, 2012, May 21, 2012, May 22, 2012 and May 23, 2012, subject to adjustment for certain non-currency business days.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	61747WAC3
ISIN:	US61747WAC38
Minimum ticketing size:	$10,000 / 10 PLUS
Tax considerations:
Although, under current law, the issuer intends to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the basket

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation dates before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant

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PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
Morgan Stanley & Co. Incorporated will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated a fixed sales commission that will not exceed 1.25% for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of 98.75% per note, and the placement agent will forgo any fees with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance. The diagram is based on the following terms:

Stated principal amount:	$1,000 per PLUS
Hypothetical leverage factor:	450%
Hypothetical maximum payment at maturity:	$1,225 per PLUS (122.5% of the stated principal amount)

PLUS Payoff Diagram

How it works

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If the basket performance is positive, investors will receive the $1,000 stated principal amount plus at least 450% of the appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a basket performance of 5.00%.  Based on the terms of the PLUS:

–	If the basket performance is 1%, investors would receive a 4.5% return, or $1,045 per PLUS.
–	If the basket performance is 10%, investors would receive only the hypothetical maximum payment at maturity of 122.5% of the stated principal amount, or $1,225 per PLUS.

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If the basket performance is less than or equal to zero, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% depreciation of the basket relative to the U.S. dollar.

–	If the basket performance is –30%, investors would lose 30% of their principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

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Hypothetical Payouts on the PLUS at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Average Exchange Rate	Currency Performance
INR	25%	45.2350	43.4256	4%
IDR	25%	8,978.0000	8,618.8800	4%
KRW	25%	1,131.8100	1,086.5376	4%
SGD	25%	1.3010	1.2490	4%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final average INR exchange rate / Initial INR exchange rate)]  x  25%, plus

[1 – (Final average IDR exchange rate / Initial IDR exchange rate)]  x  25%, plus

[1 – (Final average KRW exchange rate / Initial KRW exchange rate)]  x  25% plus

[1 – (Final average SGD exchange rate / Initial SGD exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (43.4256 / 45.2350)] x 25% = 1%, plus
[1 – (8,618.8800 / 8,978.0000)] x 25% = 1%, plus
[1 – (1,086.5376 / 1,131.8100)] x 25% = 1%, plus
[1 – (1.2490 / 1.3010)] x 25% = 1%

Basket performance	=	4%
Payment at maturity	=	$1,000 + leveraged upside payment
	=	$1,000 + ($1,000 x basket performance x leverage factor)
	=	$1,000 + ($1,000 x 4% x 450%)
	=	$1,180

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per PLUS will be $1,180, or the stated principal amount of $1,000 plus the leveraged upside payment of $180.

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Example 2:  The basket performance is less than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Average Exchange Rate	Currency Performance
INR	25%	45.2350	0.0001	99.999%
IDR	25%	8,978.0000	0.0001	99.999%
KRW	25%	1,131.8100	0.0001	99.999%
SGD	25%	1.3010	9.3672	–620.000%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.0001 / 45.2350)] x 25% = approximately 25.00%, plus

[1 – (0.0001 / 8,978.0000)] x 25% = approximately 25.00%, plus

[1 – (0.0001 / 1,131.8100)] x 25% = approximately 25.00%, plus

[1 – (9.3672 /1.3010)] x 25% = –155.00%

Basket performance	=	–80%
Payment at maturity	=	$1,000 x (1 + basket performance)
	=	$1,000 x [1 + (–80%)]
	=	$200

Because the basket performance is less than zero, the payment at maturity will equal (i) $1,000 times (ii) 1 plus the basket performance, or $200 per PLUS, which is less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though three of the four basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the serious devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies and investor loses 80% of its initial investment.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of at least $1,225 per PLUS,

Currency performance value  = [1 – (final average exchange rate / initial exchange rate)] x weighting

If the basket performance is less than or equal to zero:

$1,000   x   (1  +  basket performance)

The payment at maturity in this scenario will therefore be less than or equal to the stated principal amount.  There is no minimum payment at maturity on the PLUS.

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Risk Factors

The PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the PLUS and the suitability of such PLUS in light of your particular circumstances.  The PLUS are not secured debt and investing in the PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

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PLUS do not pay interest or guarantee the return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket of currencies relative to the U.S. dollar.  There is no minimum payment at maturity on the PLUS.

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Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $1,225 per PLUS, or 122.5% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides at least 450% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to at least 122.50% of the stated principal amount, the basket performance that is greater than 5% will not further increase the return on the PLUS.

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The PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

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Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to

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appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor loses a significant amount or all of its initial investment.  For an explanation of this possibility and how the currency performance formula is calculated, see “How Do Currency Exchange Rates Work?” on page 4 and “Hypothetical Payouts on the PLUS at Maturity –– Example 2” on page 13.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 21 below and “Basket Overview” on page 3 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance is less than zero, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the PLUS.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

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Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the PLUS more than any other single factor.  Other factors that may influence the value of the PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

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The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

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The final average exchange rate is determined based on the value of the relevant basket currency on multiple valuation dates. The final average exchange rate is the arithmetic average of the exchange rate of the basket currency on each of the valuation dates.  Due to the multiple valuation dates, strengthening of a basket currency on one or more valuation dates may be partially or entirely offset by the strengthening to a lesser degree or weakening of that basket currency on other valuation dates.  Even if a basket currency has substantially

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strengthened relative to the U.S. dollar on the last valuation date, the final average exchange rate may not represent an overall appreciation of that basket currency from the pricing date and, accordingly, you may not receive at maturity an amount that is greater than the stated principal amount for each PLUS you hold.

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Investing in the PLUS is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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Consisting partially of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The PLUS are linked to the performance of a basket consisting of four Asian currencies, three of which are emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists substantially of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the PLUS.  For special risks related to each of the basket currencies, please see the following descriptions:

Indian rupee

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007.  In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations.  The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Indonesian rupiah

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

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Korean won

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

Singapore dollar

The exchange rate between the Singapore dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar within a trade-weighted band.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.

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Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

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Even though currencies trade around-the-clock, the PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it

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▪	difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the PLUS.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity, if any.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation dates before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the basket currencies on the valuation dates and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on

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whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.   Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2005 through November 12, 2010.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2000 through November 12, 2010.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

INR (# INR / USD)	High	Low	Period End
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter	47.7550	46.0912	46.5250
2010
First Quarter	46.8112	44.9175	44.9175
Second Quarter	47.6963	44.2938	46.4500
Third Quarter	47.3637	44.9450	44.9450
Fourth Quarter (through November 12, 2010)	45.2350	44.1050	45.2350

November 2010	Page 21

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Indian rupee January 1, 2000 through November 12, 2010 (expressed as units of INR per USD)

November 2010	Page 22

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

IDR (# IDR / USD)	High	Low	Period End
2005
First Quarter	9,515	9,135	9,465
Second Quarter	9,760	9,430	9,760
Third Quarter	10,775	9,725	10,300
Fourth Quarter	10,303	9,685	9,830
2006
First Quarter	9,815	9,045	9,070
Second Quarter	9,495	8,703	9,263
Third Quarter	9,295	9,045	9,223
Fourth Quarter	9,228	8,995	8,995
2007
First Quarter	9,255	8,973	9,136
Second Quarter	9,125	8,675	9,045
Third Quarter	9,480	9,000	9,150
Fourth Quarter	9,433	9,053	9,393
2008
First Quarter	9,458	9,060	9,229
Second Quarter	9,355	9,189	9,228
Third Quarter	9,506	9,073	9,506
Fourth Quarter	12,650	9,478	11,120
2009
First Quarter	12,100	10,805	11,700
Second Quarter	11,595	9,930	10,208
Third Quarter	10,293	9,658	9,665
Fourth Quarter	9,665	9,340	9,404
2010
First Quarter	9,428	9,090	9,100
Second Quarter	9,378	9,008	9,074
Third Quarter	9,071	8,908	8,908
Fourth Quarter (through November 12, 2010)	8,978	8,890	8,978

Indonesian rupiah January 1, 2000 through November 12, 2010 (expressed as units of IDR per USD)

November 2010	Page 23

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

KRW (# KRW / USD)	High	Low	Period End
2005
First Quarter	1,058.90	999.85	1,015.45
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.32	922.45	923.90
Third Quarter	950.50	913.95	915.27
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter	1,171.88	1,119.95	1,131.30
Second Quarter	1,252.28	1,103.80	1,221.80
Third Quarter	1,228.75	1,140.20	1,140.20
Fourth Quarter (through November 12, 2010)	1,131.81	1,107.33	1,131.81

Korean won January 1, 2000 through November 12, 2010 (expressed as units of KRW per USD)

November 2010	Page 24

PLUS due May 29, 2012 Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

SGD (# SGD / USD)	High	Low	Period End
2005
First Quarter	1.6525	1.6191	1.6506
Second Quarter	1.6860	1.6347	1.6857
Third Quarter	1.7006	1.6464	1.6920
Fourth Quarter	1.7061	1.6620	1.6630
2006
First Quarter	1.6605	1.6140	1.6157
Second Quarter	1.6157	1.5608	1.5828
Third Quarter	1.5953	1.5673	1.5880
Fourth Quarter	1.5906	1.5344	1.5378
2007
First Quarter	1.5450	1.5159	1.5166
Second Quarter	1.5428	1.5102	1.5303
Third Quarter	1.5342	1.4852	1.4852
Fourth Quarter	1.4821	1.4393	1.4401
2008
First Quarter	1.4478	1.3756	1.3756
Second Quarter	1.3841	1.3501	1.3597
Third Quarter	1.4393	1.3482	1.4354
Fourth Quarter	1.5302	1.4301	1.4301
2009
First Quarter	1.5549	1.4349	1.5229
Second Quarter	1.5189	1.4367	1.4474
Third Quarter	1.4640	1.4097	1.4097
Fourth Quarter	1.4161	1.3795	1.4049
2010
First Quarter	1.4241	1.3875	1.3990
Second Quarter	1.4179	1.3671	1.3994
Third Quarter	1.3940	1.3164	1.3164
Fourth Quarter (through November 12, 1010)	1.3143	1.2822	1.3010

Singapore dollar January 1, 2000 through November 12, 2010 (expressed as units of SGD per USD)

November 2010	Page 25